Exhibit 99.1

Independent Cleveland Clinic Review Finds No Clinically Significant Cardiotoxicity with Moleculin's Annamycin in R/R AML Patients Dosed Beyond Conventional Anthracycline Limits

Pooled analysis of 90 subjects across 5 trials shows stable mean ejection fraction and no clinically significant left ventricular dysfunction

Data demonstrates Annamycin addresses the principal barrier to anthracycline use in heavily pretreated R/R AML

HOUSTON, May 12, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced the publication of an abstract at the European Hematology Association (EHA) 2026 Congress highlighting the cardiac safety profile of Annamycin (or as known in scientific journals "L-Annamycin"), the Company’s next-generation anthracycline currently in late-stage development for the treatment of relapsed/refractory acute myeloid leukemia (R/R AML).

The abstract titled, “Cardiac Safety of L-Annamycin Across High Cumulative Anthracycline Exposure: Implications for Relapsed/Refractory AML,” will highlight pooled cardiac safety findings from five completed clinical trials evaluating Annamycin in heavily pretreated patients, including those with substantial prior anthracycline exposure. Importantly, the analysis demonstrated no clinically significant treatment-related cardiotoxicity across cumulative anthracycline-equivalent doses that exceeded conventional lifetime exposure limits associated with traditional anthracyclines.

Anthracyclines remain among the most effective agents in AML treatment, but their clinical utility is constrained by cumulative cardiac toxicity. This limitation is especially relevant in R/R AML, where patients often have prior anthracycline exposure and where currently available salvage therapies following venetoclax-based treatment have demonstrated limited efficacy.

The independent cardiac review, conducted by a cardio-oncology laboratory at the Cleveland Clinic, analyzed comprehensive cardiac monitoring data from 90 patients treated with Annamycin. Among 78 patients with source-data verified pre- and post-treatment ejection fraction assessments, no patients met criteria for clinically significant left ventricular dysfunction. Mean ejection fraction remained stable, and no association was observed between cumulative dose and cardiac function decline. Additional analyses of serial ECGs, troponins, and global longitudinal strain assessments similarly demonstrated no evidence of drug-induced cardiotoxicity.

Management believes these findings reinforce Annamycin’s potential to address a major unmet need in R/R AML by enabling continued anthracycline-based treatment without the cumulative cardiac limitations commonly associated with conventional agents.

“These data further strengthen the clinical rationale for Annamycin as a differentiated anthracycline with the potential to overcome one of the most significant barriers to treatment in AML,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We believe the combination of encouraging efficacy observed to date and a favorable cardiac safety profile could position Annamycin as an important therapeutic option for heavily pretreated AML patients, including those previously exposed to anthracyclines and venetoclax-based regimens.”

The Company believes the results published at EHA may support broader clinical positioning opportunities for Annamycin in AML and potentially other oncology indications where anthracycline use is currently limited by cardiotoxicity concerns.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), has demonstrated efficacy and safety in five previous clinical studies and is an anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding Annamycin's potential to address unmet medical needs in R/R AML, the anticipated cardiac safety profile of Annamycin, broader clinical positioning opportunities for Annamycin in AML and other oncology indications, and the potential for continued anthracycline-based treatment without cumulative cardiac limitations. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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